EXHIBIT 99.1

INTERSECTIONS REPORTS FIRST QUARTER 2004 RESULTS

Intersections Inc. INTX today announced financial results for the quarter ending March 31, 2004. For the first quarter, revenue increased to $38.2 million, reflecting revenue growth of 8.3 percent over the comparable period of 2003. Earnings per share (“EPS”) for the first quarter was $0.16.

“We are pleased with our results in the first quarter. Our earnings are on track, driven by our growth strategy which continues to build upon the increased scale and the higher margins per revenue dollar in our indirect marketing arrangements,” said Michael R. Stanfield, Intersections Inc. Chairman and Chief Executive Officer.

Financial Highlights:

— Subscription revenue, which excludes one-time transactional sales, increased 27.2 percent to $37.3 million for the quarter ending March 31, 2004, from $29.3 million for the comparable period in 2003. Total subscribers increased to over 2.4 million as of March 31, 2004, from 1.8 million as of March 31, 2003.

— Revenue generated from indirect marketing arrangements represented 37.5 percent of total subscription revenue compared to 23.7 percent for the comparable period of 2003. Subscribers from indirect marketing arrangements represented 55.2 percent of total subscribers as of March 31, 2004 compared to 43.0 percent of total subscribers as of March 31, 2003.

— Operating income was $3.9 million for the quarter ending March 31, 2004 compared to $3.6 million for 2003, an increase of 8.4 percent from 2003. The increase was primarily driven by our increase in revenue but impacted by increased costs to support our expected subscriber growth and expand our infrastructure to add second locations for our customer service and information processing centers.

— During the quarter ending March 31, 2004, cash provided by operations was $4.4 million.

Intersections Inc.’s first quarter 2004 results will be discussed in more detail on May 12, 2004, at 5:00 p.m. EDT via teleconference. A live audio webcast will be available on Intersections’ website at www.intersections.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 7:00 p.m. Wednesday, May 12 through May 14, 2004 at 888-286-8010 (Passcode: 74780983).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. provides identity theft protection and credit management services on a subscription basis to more than two million subscribers in the United States and Canada. Our services are principally marketed to customers of our clients under our clients’ private label brands and are tailored to meet our clients’ specifications. Our clients include large credit and charge card issuing financial institutions and other financial service providers.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$38,177,546	$35,242,580
Operating expenses:
Marketing and commissions	18,587,450	18,621,231
Subscription servicing	9,286,137	8,522,534
General and administrative	6,378,596	4,495,150

Total operating expenses	34,252,183	31,638,915

Income from operations	3,925,363	3,603,665
Interest expense	(260,124)	(261,280)
Other income (expense)	(2,540)	12,934

Income before income taxes and minority interest	3,662,699	3,355,319
Income tax expense	(1,424,789)	(84,000)
Minority interest in net loss of subsidiaries	—	17,658

Net income	$2,237,910	$3,288,977

Net income per basic share	$.45	$.67

Net income per diluted share	$.16	$.24

Weighted average common shares outstanding	4,963,956	4,924,648
Dilutive effect of common stock equivalents	10,533,097	10,086,580

Weighted average common shares outstanding — assuming dilution	15,497,053	15,011,228

INTERSECTIONS INC.
OTHER DATA
FOR Q103 TO Q104
(DOLLARS IN THOUSANDS)

	Q104	Q103
Depreciation & Amortization	$880	$511
Subscribers at beginning of period	2,274,605	1,562,537
New subscribers	600,183	644,365
Cancelled subscribers within first 90 days of subscription	149,703	187,194
Cancelled subscribers after first 90 days of subscription	288,080	216,835

Subscribers at end of period	2,437,005	1,802,873

Total revenue	$38,178	$35,242
Revenue from transactional sales	(863)	(5,895)
Revenue from lost/stolen credit card registry	(25)	(22)

Subscription revenue	$37,290	$29,325

Marketing and commissions	$18,587	$18,622
Commissions paid on transactional sales	(369)	(3,336)
Commissions paid on lost/stolen credit card registry	(2)	(3)

Marketing and commissions associated with subscription revenue	$18,216	$15,283

Contact Information: Intersections Inc. Amy Gergely, 703-488-6229 agergely@intersections.com